Report of Independent Registered Public Accounting Firm on Schedules

The Board of Directors

Modern Woodmen of America

We have audited the statutory-basis balance sheets of Modern Woodmen of America (the Society) as of December 31, 2006 and 2005, and the related statutory-basis statements of operations, surplus, and cash flow for each of the three years in the period ended December 31, 2006, and have issued our report thereon dated April 13, 2007 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules, listed in the Exhibit Index of this Registration Statement. These schedules are the responsibility of the Society’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statements referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 13, 2007

Schedule I – Summary of Investments

Other Than Investments in Related Parties

As of December 31, 2006

Type of Investment	Cost	Value	Amount at Which Shown in the Statement of Financial Position
	(In Thousands)
Bonds:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$1,533,580	$1,515,715	$1,533,580
States, municipalities, and political subdivisions	105,823	104,404	105,823
Foreign governments	4,101	4,186	4,101
Public utilities	1,400,305	1,410,810	1,400,305
All other corporate bonds	2,920,520	2,912,250	2,920,520
Mortgage and asset-backed securities	298,315	289,078	298,315

Total bonds	6,262,644	6,236,443	6,262,644

Equity securities:
Common stocks:
Public utilities	14,818	43,578	43,578
Banks, trust, and insurance companies	33,926	60,403	60,403
Industrial, miscellaneous, and all other	233,522	412,572	412,572
Mutual funds	5,000	5,373	5,373
Nonredeemable preferred stock	42,191	43,898	42,191

Total equity securities	329,457	565,824	564,117

Mortgage loans	588,541		588,541
Real estate	41,193		41,193
Certificateholders’ loans	191,540		191,540
Other invested assets	70,308		63,738

Total investments	$7,483,683		$7,711,773

See accompanying report of independent registered public accounting firm.

Schedule III – Supplementary Insurance Information

As of December 31, 2006, 2005, and 2004, and for Each of the Years Then Ended

	Future Policy Benefits and Claims (Restated)	Contractholder and Other Certificateholder Funds
	(In Thousands)
2006
Life and health insurance	$6,491,459	$29,755

2005
Life and health insurance	6,172,539	29,581

2004
Life and health insurance	5,767,511	29,128

Schedule III – Supplementary Insurance Information (continued)

As of December 31, 2006, 2005, and 2004, and for Each of the Years Then Ended

	Premiums and Other Considerations	Net Investments Income (1)	Benefits Claims, and Settlement Expenses (Restated)	Other Operating Expenses (1)
	(In Thousands)
2006
Life and health insurance	$619,896	$420,923	$810,139	$179,346

2005
Life and health insurance	646,700	403,737	827,418	169,385

2004
Life and health insurance	689,888	392,626	856,706	175,380

(1)	Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change if different methods were applied.

See accompanying report of independent registered public accounting firm.

Schedule IV – Reinsurance

As of December 31, 2006, 2005, and 2004, and for Each of the Years Then Ended

	Gross Amount	Ceded to Other Companies	Net Amount
	(In Thousands)
2006
Life insurance in force	$32,212,593	$6,272,585	$25,940,008

Premiums:
Life insurance	$641,341	$(26,667)	$614,674
Supplemental contracts involving life contingencies	5,041	—	5,041
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	188	(7)	181

Total	$646,570	$(26,674)	$619,896

2005
Life insurance in force	$31,260,674	$5,729,185	$25,531,489

Premiums:
Life insurance	$668,133	$(27,178)	$640,955
Supplemental contracts involving life contingencies	5,541	—	5,541
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	211	(7)	204

Total	$673,885	$(27,185)	$646,700

2004
Life insurance in force	$30,344,788	$5,225,480	$25,119,308

Premiums:
Life insurance	$706,952	$(23,058)	$683,894
Supplemental contracts involving life contingencies	5,764	—	5,764
Supplemental contracts not involving life contingencies	—	—	—
Accident and health insurance	239	(9)	230

Total	$712,955	$(23,067)	$689,888

See accompanying report of independent registered public accounting firm.